SEMPRA ENERGY
Table F (Unaudited)

Statement of Operations Data by Business Unit

Three Months Ended March 31, 2011

(Dollars in millions)	SDG&E	SoCalGas	Generation	Pipelines & Storage	LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$ 840	$ 1,056	$ 269	$ 109	$ 186	$ (26)	$ 2,434

Cost of Sales and Other Expenses	(571)	(856)	(187)	(69)	(119)	9	(1,793)

Litigation Expense	(3)	-	(1)	-	(2)	(1)	(7)

Depreciation & Amortization	(103)	(81)	(19)	(13)	(13)	(2)	(231)

Equity Earnings (Losses) Recorded Before Income Tax	-	-	1	9	-	(9)	1

Other Income, Net	16	3	-	-	2	22	43

Income (Loss) Before Interest & Tax (1)	179	122	63	36	54	(7)	447

Net Interest (Expense) Income (2)	(37)	(17)	3	(6)	(10)	(40)	(107)

Income Tax (Expense) Benefit	(49)	(37)	(22)	(7)	(11)	17	(109)

Equity Earnings Recorded Net of Income Tax	-	-	-	31	-	-	31

Earnings Attributable to Noncontrolling Interests	(4)	-	-	-	-	-	(4)

Earnings (Losses)	$ 89	$ 68	$ 44	$ 54	$ 33	$ (30)	$ 258

Three Months Ended March 31, 2010

(Dollars in millions)	SDG&E	SoCalGas	Generation	Pipelines & Storage	LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$ 742	$ 1,182	$ 318	$ 110	$ 205	$ (23)	$ 2,534

Cost of Sales and Other Expenses	(505)	(973)	(253)	(78)	(136)	10	(1,935)

Litigation Expense	(7)	-	(139)	-	(1)	(21)	(168)

Depreciation & Amortization	(92)	(75)	(15)	(11)	(12)	(5)	(210)

Equity Earnings Recorded Before Income Tax	-	-	-	10	-	5	15

Other Income (Expense), Net	-	4	2	(1)	-	3	8

Income (Loss) Before Interest & Tax (1)	138	138	(87)	30	56	(31)	244

Net Interest Expense (2)	(32)	(17)	(2)	(5)	(12)	(39)	(107)

Income Tax (Expense) Benefit	(31)	(56)	38	(6)	(12)	9	(58)

Equity Earnings Recorded Net of Income Tax	-	-	-	19	-	-	19

Losses Attributable to Noncontrolling Interests	8	-	-	-	-	-	8

Earnings (Losses)	$ 83	$ 65	$ (51)	$ 38	$ 32	$ (61)	$ 106

(1) Management believes "Income (Loss) before Interest & Tax" is a useful measurement of our business units' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

(2) Net Interest (Expense) Income includes Interest Income, Interest Expense and Preferred Dividends of Subsidiaries.